Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Ohio Dividend Advantage Municipal Fund
333-53272
811-09463


The annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2012; at this meeting the shareholders were asked to vote on the approval of an Agreement and Plan of Reorganization and the election of Board Members. The meeting was subsequently adjourned to November 16, 2012.

Voting results for November 16, 2012 are as follows:

    Common and Preferred shares voting
together as a class
     Preferred
Shares
To approve an Agreement and Plan of
Reorganization.


   For
            3,907,453
            1,563,084
   Against
               133,852
                 33,483
   Abstain
               133,405
                 50,000
   Broker Non-Votes
            2,126,459
               957,595
      Total
            6,301,169
            2,604,162



Proxy materials are herein
incorporated by reference
to the SEC filing on August 28,
2012, under
Conformed Submission Type
DEF N148C/A, accession
number 0001193125-12-372038.